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Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Bruker Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $.01 par value per share	456(b) and 457(r)(1)	(2)	(2)	(2)	(1)	(1)
	Equity	Preferred Stock, $.01 par value per share	456(b) and 457(r)(1)	(2)	(2)	(2)	(1)	(1)
	Debt	Debt Securities	456(b) and 457(r)(1)	(2)	(2)	(2)	(1)	(1)
	Other	Warrants	456(b) and 457(r)(1)	(2)	(2)	(2)	(1)	(1)
	Other	Units(3)	456(b) and 457(r)(1)	(2)	(2)	(2)	(1)	(1)
	Other	Subscription Rights(4)	456(b) and 457(r)(1)	(2)	(2)	(2)	(1)	(1)
	Other	Purchase Contracts(5)	456(b) and 457(r)(1)	(2)	(2)	(2)	(1)	(1)

Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—

(1)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is deferring payment of all registration fees and will pay the registration fees subsequently in advance or on a “pay-as-you-go” basis.

(2)

An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered hereunder at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. In addition, the securities registered hereunder may be sold in primary offerings and the shares of common stock may be sold in secondary offerings.

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(3)

Units may be issued under a unit agreement and will represent an interest in one or more securities registered hereby, including shares of common stock or preferred stock, debt securities, warrants, subscription rights or purchase contracts or debt obligations of third parties, including U.S. Treasury securities, in any combination, which may or may not be separable from one another.

(4)	Subscription rights evidencing the right to purchase warrants, shares of common stock, shares of preferred stock, debt securities or other securities registered hereby.
(5)

Each purchase contract will be issued under a purchase agreement and will obligate holders to purchase from the Registrant and the Registrant to sell to the holders, a specified number of shares of common stock, preferred stock or debt securities registered hereby.